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                                                                    EXHIBIT 23.3



                             BAKER & HOSTETLER LLP
                           Capitol Square, Suite 2100
                              65 East State Street
                           Columbus, Ohio 43215-4260
                                 (614) 228-1541
                               February 15, 2000




BancFirst Ohio Corp.
BFOH Capital Trust I
422 Main Street
Zanesville, Ohio  43701


Ladies and Gentlemen:

         We hereby consent to the references to us under the heading "Legal Matters" in the Prospectus related registration under the Securities Act of 1933,as amended (the "Act"), of $20,000,000 aggregate principal amount of Exchange Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of BancFirst Ohio Corp., an Ohio corporation (the "Company"), $20,000,000 aggregate liquidation amount of Exchange Capital Securities (the"Exchange Capital Securities") of BFOH Capital Trust I, a business trust created under the laws of the State of Delaware (the "Issuer"), and the Exchange Guarantee with respect to the Exchange Capital Securities (the "Guarantee") to be executed and delivered by the Company for the benefit of the holders from time to time of the Exchange Capital Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                       Very truly yours,


                                       /s/ Baker & Hostetler LLP
                                       Baker & Hostetler LLP